EXHIBIT 5.1

To the Board of Directors of Globant S.A. 5a, rue Guillaume Kroll, L-1882 Luxembourg Grand Duchy of Luxembourg

Luxembourg, 19 January 2015

Your ref. : /
Our ref. : 017966-70000/ 11935866v5
Sophie.wagner@arendt.com
Tel. : (352) 40 78 78-253
Fax : (352) 40 78 04-634

GLOBANT S.A. – S-8 Registration Statement – Validity of Shares

Dear Madam, dear Sir,

We are acting as Luxembourg counsel for Globant S.A., a société anonyme, having its registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg under number B 173 727 (the “Company”), in connection with the Company’s filing of registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Registration Statement”) relating to the registration of two million seven hundred twenty-five thousand nine hundred seventy-eight (2,725,978) common shares of the Company, with a nominal value of USD 1.20 each (the “Plan Shares”), one million fifty-nine thousand three hundred eleven (1,059,311) of which to be issued or delivered under stock options agreements assumed by the Company (the “2012 Equity Incentive Plans”) and one million six hundred sixty-six thousand six hundred sixty-seven (1,666,667) of which to be issued or delivered under the Globant 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan” and together with the 2012 Equity Incentive Plans, the “Incentive Plans”).

In arriving to the opinions expressed below, we have examined and relied on the documents identified in Appendix A hereto and on such corporate records as have been disclosed to us and the factual matters contained in certifications made to us or contained in the document reviewed, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

We have assumed for the purposes hereof that the Company will at all times continue to have a sufficient authorised unissued share capital and sufficient authorised unissued common shares with the relevant waivers in force, and that the Company will at all times have sufficient available reserves, to issue the common shares to be issued under the Incentive Plans all or partially as the case may be by way of incorporation of available reserves into the issued share capital. We further assume that the board of directors or its duly authorised delegates will duly pass the relevant resolutions for the issue of the Plan Shares (including all or partially as the case may be by way of incorporation of available reserves into the issued share capital), in accordance with the Consolidated Articles, the terms of the Incentive Plans, the Resolutions and applicable law.

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For the purposes of the present opinion we have further assumed (i) the genuineness of all signatures and seals and that all documents reviewed are duly signed by the persons purported to have signed them; (ii) the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us; (iii) that there have been no amendments to the documents in the form delivered to us for the purposes of this opinion; (iv) that there is no other resolutions, decisions, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion and that the documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this opinion; (v) that no proceedings have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the Incentive Plans and/or issue the Plan Shares; (vi) that the terms used in the documents reviewed carry the meaning ascribed to them in vernacular English; (vii) that upon issue of any Plan Shares the Company will receive payment in cash of an issue price at least equal to the nominal value thereof or that the relevant Plan Shares will be issued by way of incorporation of available reserves into the issued share capital; (viii) that there will be no amendments to the authorised share capital of the Company which would adversely affect the issue of the Plan Shares and the conclusions stated in this opinion and (ix) that the head office (administration centrale), the place of effective management (siège de direction effective), and, for the purposes of the Council Regulation (EC) N° 1346/2000 of May 29, 2000 on insolvency proceedings, as amended, the centre of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg.

This opinion is confined to Luxembourg law and given on the basis that it will be governed by and construed in accordance with Luxembourg law and will be exclusively subject to Luxembourg jurisdiction. We express no opinion with regard to any system of law other than Luxembourg law.

The opinions expressed herein are subject to all limitations by reason of gestion contrôlée, concordat, faillite, bankruptcy, moratorium (sursis de paiement) and other, insolvency, moratorium, controlled management, general settlement with creditors, reorganisation or similar laws affecting creditors’ rights generally.

On the basis of the foregoing and subject to any factual matters, documents or events not disclosed to us, we are of the opinion that:

1)	The Plan Shares, once duly subscribed to, fully paid up and issued in accordance with the Resolutions, the Consolidated Articles and the respective Incentive Plans, will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

This opinion speaks as of the date hereof and no obligation is assumed to update this opinion occurring after the date hereof.

This opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on the list V of lawyers of the Luxembourg Bar.

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This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Plan Shares by the Company pursuant to the Incentive Plans. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Sophie Wagner-Chartier

Sophie Wagner-Chartier

Partner

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APPENDIX A – DOCUMENTS

1.	A copy of the articles of incorporation of the Company dated 10 December 2012.

2.	A copy of the notarial deed on the increase of the share capital of the Company dated 28 January 2013.

3.	A copy of the notarial deed on the increase of the share capital of the Company dated 27 March 2013.

4.	A copy of the minutes of the extraordinary general meeting of shareholders of the Company dated 16 October 2013.

5.	A copy of the notarial deed on the increase of the share capital of the Company dated 29 November 2013.

6.	A copy of the minutes of the extraordinary general meeting of shareholders of the Company dated 18 June 2014.

7.	A copy of the minutes of the extraordinary general meeting of shareholders of the Company dated 15 July 2014.

8.	A copy of the minutes of the annual general meeting of shareholders of the Company dated 3 July 2014.

9.	A copy of the notarial deed on the increase of the share capital of the Company dated 23 July 2014.

10.	A copy of the notarial deed on the increase of the share capital of the Company dated 31 December 2014.

11.	A copy of the consolidated articles of association of the Company dated 23 July 2014 (the “Consolidated Articles”).

12.	A scanned copy of the written resolutions of the board of directors of the Company dated 10 December 2012 approving, among others, the entry into the assignment and assumption agreement (the “Resolutions 1”).

13.	A scanned copy of the written resolutions of the board of directors of the Company dated 2 July 2014 approving, among others, the 2014 Equity Incentive Plan (the “Resolutions 2”).

14.	A scanned copy of the written resolutions of the board of directors of the Company dated 28 November 2014 approving, among others, the filing of the Registration Statement (the “Resolutions 3” and together with the Resolutions 1 and the Resolutions 2, the “Resolutions”).

15.	A scanned copy of the signed assignment and assumption agreement dated 10 December 2012 signed between the Company and Globant S.A. (Spain).

16.	A scanned copy of the signed 2014 Equity Incentive Plan dated 2 July 2014.

17.	A scanned copy of a certificate dated 15 January 2015 issued by the board of directors of the Company in connection with the filing of the Registration Statement.

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18.	A copy of an extract from the Luxembourg trade and companies register with respect to the Company dated 19 January 2015.

19.	A certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 19 January 2015 and issued by the Luxembourg Trade and Companies Register in relation to the Company.

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